TORCHMARK CORPORATION
RESTATED
DEFERRED COMPENSATION PLAN FOR
CIRECTORS, ADVISORY DIRECTORS, DIRECTORS EMERITUS
AND OFFICERS

ARTICLE I
ELIGIBILITY

Each Member of the Board of Directors of Torchmark Corporation (the “Company”), and each advisory director, director emeritus or senior officer of the Company (an “eligible Participant”), is eligible to participate in this Deferred Compensation Plan (the “Plan”) by filing the election to participate described in Section 2.2 hereof. Eligible Participants who elect to participate are hereinafter collectively called “Participants” and singularly called “a Participant”.
ARTICILE II
PARTICIPATION

2.1.    Prior to the beginning of any period for which compensation would otherwise have been payable currently for services, an eligible Participant may elect to participate in the Plan by directing that all or any part of such compensation shall, until the election is terminated in accordance with Section 2.2, be credited to a memorandum deferred compensation account established with respect to such Participant pursuant to Article III hereof.
2.2.    An election to participate in the Plan shall be in the form of a document executed by the eligible Participant and filed with the Secretary of the Company and shall continue until the Participant ceases to serve as a director, advisory, director, director emeritus or officer, reaches his 72nd birthday or terminates the election so made by written notice, whichever occurs first. Such election shall state the commencement date for payment of amounts deferred under the Plan and whether the payment of amounts due shall be made in a lump sum or in installments and shall designate a beneficiary to receive payment of an amount due at the death of the Participant. Any termination of election shall become effective as of the date of the notice to terminate the election or as of any later date specified in the notice to terminate. The termination of the election shall be effective only with respect to compensation and fees payable for services after the effective date of the termination.
2.3.    An eligible Participant who has filed a termination of election may thereafter again file an election to participate for any period subsequent to the filing of the new election.

ARTICLE III
DEFERRED COMPENSATION ACCOUNTS

3.1.    The Company shall establish a memorandum bookkeeping account (collectively the “deferred compensation account” and singularly, “a deferred compensation account”) for each Participant hereunder. All amounts deferred under this Plan shall be credited to the appropriate deferred compensation accounts. Interest on the amounts accrued in the various deferred compensation accounts will be credited at the end of each calendar quarter at the rate set from time to time by the Company for all deferred amounts held pursuant to this Plan on behalf of Participants. Notwithstanding the foregoing, in the event a senior officer’s employment with the Company terminates for any reason other than death, disability or retirement, effective on the date of termination of employment, interest shall be credited to the amounts deferred by such Participant at the rate equal to 75% of the rate credited to other Plan Participants.
3.2.    Within a reasonable time after the end of each calendar year, the Company shall report in writing to each Participant the amount held in his account at the end of the year.
3.3.    The amounts credited to the deferred compensation accounts will not be treated as earnings or other compensation, either when earned or when paid, for the purpose of computing benefits payable under any other plan maintained by the Company or any other arrangement of the Company for the benefit of its employees unless explicitly included therein.

ARTICLE IV
DISTRIBUTION

4.1.    When a eligible Participant elects to participate in the Plan, he shall also elect the date or dates the payment will commence and the method of distribution of the amounts deferred under the Plan under including accumulated interest thereon. A Participant may elect to receive such amounts in one payment or in some other number of equal monthly installments (not exceeding 120).
(a) The first installment (or the single payment, if the Participant has so elected) shall be paid on the first day of the calendar month (up to the month immediately following his 72nd birthday) specified by the Participant in his election, and subsequent installments hall be paid on the first day of each succeeding month until the amount credited to such Participant’s account shall have been paid.

(b) If a Participant’s election does not specify a date for the commencement of payments under this Plan, the first installment (or the single payment if the Participant has so elected) shall be paid on the first day of the calendar month immediately following the later of the month in which the Participant ceases to be either a director, advisory director or senior officer of the Company or if a director emeritus attains his 72nd birthday. Any subsequent installments shall be paid on the first day of each succeeding month until the amount credited to such account shall have been paid.
(c) Amounts held pending distribution pursuant to this Section shall continue to accrue interest at the rate stated in Article III.
4.2.        This election with respect to the distribution of amounts deferred under the Plan, including accrued interest, shall be contained in the document referred to in Section 2.2 executed by the Participant and filed with the Secretary of the Company.
4.3.        Notwithstanding an election pursuant to Section 4.1, the entire balance of a Participant’s deferred account under this Plan, including interest, shall be paid immediately to him in a single sum in the event the Participant ceases to be a director, advisory director, director emeritus or officer of the Company and becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Company or an affiliated company, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or an affiliated company.
4.4.     If a Participant dies before full payment of all amounts credited to his account, the balance of his account, including interest, shall be paid promptly in a lump sum to the beneficiary designated by the Participant in the document referred to in Section 2.2. If no such beneficiary is designated or if the beneficiary does not survive the Participant, the payment shall be made to the estate of the Participant.
ARTICILE V
EFFECT OF ADVERSE DETERMINATION

Notwithstanding any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includible in the taxable income of any Participant, then the amounts so determined to be includible in income shall be distributed in a lump sum to such Participant as soon as practicable.
ARTICILE VI
RESTRICTION ON ASSIGNMENT

The interest of a Participant hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.
ARTICILE VII
NATURE OF PLAN

The adoption of this Plan and the setting aside of any amounts by the Company with which to discharge obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Company, and no Participant hereunder shall have a security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, as the case may be, present and future, and no payment shall be made under this Supplemental Thrift Plan unless the Company is then solvent. This provision shall neither require nor prohibit the setting aside of any funds.
ARTICLE VIII
CONTINUED EMPLOYMENT

Nothing set forth herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company in any capacity.
ARTICILE IX
MISCELLANEOUS

9.1.        The right of a Participant to any deferred fees and compensation, and interest thereon, shall not be subject to assignment by the Participant.

9.2.        The Company shall not reserve or otherwise set aside funds for the payment of its obligations hereunder.
9.3.        Copies of the Plan and any and all agreements thereto shall be made available at all reasonable times at the office of the Secretary of the Company to all Participants.
9.4.        The Company has full power and authority to interpret, construe, and administer this Plan. The Company’s interpretations and construction hereof, and actions hereunder, including any determinations regarding the amount or recipient of any payments will be binding and conclusive on all persons for all purposes. The Company will not liable any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.
9.5.        If a claim for benefits hereunder is denied either in whole or in part, the Company will provide the claimant with written notice setting forth the specific reasons for the denial. The Company will also afford a reasonable opportunity to any such person for a full and fair review by the Company of the decisions denying the claim.
9.6.        If the Company finds that any person who is entitled to any payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetency, payment of the account balance may be made to anyone found by the Company to have incurred expenses on behalf of such person, or to be otherwise entitled to such payment, in the manner and under the conditions that the Company determines. Such payment will be a complete discharge of the liabilities of the Company hereunder with respect to the amount so paid.
9.7.        The books and records of the Company will be controlling in the event a question arises hereunder concerning the amount of compensation, deferred amounts, or interest, the account balance, elections as to payment date or the number of installments, the designation of a beneficiary, or any similar matters.
9.8.        The Company may deduct or withhold from any payment to be made hereunder any federal, state or local taxes required by law to be withheld or the Company may require the participant or his or her beneficiary hereunder to pay any amount, or the balance of any amount, required to be withheld.

9.9.        If any provision of this Plan shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary under the circumstances to make it valid and enforceable. In any event, the remaining provisions of the Plan will continue in full force and effect.
9.10.    The descriptive headings of the several Articles and sections set forth herein are for convenience only and do not constitute a part of this Plan.
9.11.    The Board of Directors of the Company may modify, amend, or terminate the Plan at any time. No modification, amendments, or termination of the Plan shall adversely affect the rights of any Participant under an election previously made by such Participant without the consent of such Participant.
9.12.    This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and its heirs, executors, administrators and legal representatives.
9.13.    This Plan, as amended and restated, does hereby supersede any and all prior plans or arrangements of the Company dealing with the subject matter hereof.